Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Multi-Asset Income - Preferred Stock Portfolio
(BR-INC-PS)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP)
Curian / BlackRock Global Long Short Credit Fund (SMF_CC-
GC)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
04-21-2014

Security Type:
EQUITY/PFD

Issuer
The Goldman Sachs Group, Inc. (2049-
Preferred)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[X] PNC Capital Markets, LLC
[X] Other: UBS Securities LLC for UBS-PACE

List of
Underwriter(s)
Goldman, Sachs & Co., Citigroup Global
Markets Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Morgan
Stanley & Co. LLC, RBC Capital Markets,
LLC, UBS Securities LLC, Wells Fargo
Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC,
BBVA Securities Inc., BMO Capital Markets
Corp., BNY Mellon Capital Markets, LLC,
Capital One Financial Corporation, Credit
Agricole Securities (USA) Inc., Fifth
Third Securities, Inc., Intesa Sanpaolo,
Lloyds Securities Inc., Mizuho Securities
USA Inc., Natixis Capital Markets Inc.,
PNC Capital Markets, LLC, SMBC Nikko
Securities America, Inc., Standard
Chartered Bank, U.S. Bancorp Investments,
Inc., CastleOak Securities, L.P., Drexel
Hamilton, LLC, Mischler Financial Group,
Inc., The Williams Capital Group, L.P.


Transaction Details

Date of Purchase
04-21-2014

Purchase
Price/Share
(per share / %
of par)
$25.00

Total
Commission,
Spread or
Profit
..3150%

1.	Aggregate Principal Amount Purchased
(a+b)
2,000,000

a.	US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
1,656,000

b.	Other BlackRock Clients
344,000

2.	Aggregate Principal Amount of
Offering
28,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.07143



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[X] U.S. Registered Public Offering   [Issuer must have 3
years of continuous operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years
of continuous operations]
[ ] Eligible Municipal Securities   [Issuer must have 3
years of continuous operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years
of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date: 04-24-2014

Global Syndicate Team
Member




Approved by:
Betsy Mathews, Steven DeLaura
Date: 04-24-2014

Global Syndicate Team
Member